Exhibit 99.1

Contact:

Jonathan Morgan
Chief Executive Officer
First Virtual Communications, Inc.
(650) 801-6500

Samuel L. Schwerin
Managing Partner
Millennium Technology Value Partners, L.P.
(646) 521-7800

FIRST VIRTUAL COMMUNICATIONS, INC. RECEIVES $5.2 MILLION STALKING HORSE BID
LED BY MILLENNIUM TECHNOLOGY VALUE PARTNERS

Bankruptcy Court Finalizes Process For Additional Proposals For Chapter 11

Company Obtains Final Approval on $2 Million DIP Financing

REDWOOD CITY, CA — (Business Wire) — Feb. 18, 2005 — First Virtual Communications, Inc. (Pink Sheets: FVCCQ.PK)

At a hearing on February 14, 2005, the United States Bankruptcy Court for the Northern District of California granted First Virtual Communications, Inc. the following relief:

•	Final approval of the procedures and timing for interested parties to submit competing proposals in connection with the Company’s restructuring efforts based on an improved “stalking horse” bid of approximately $5.2 million for the company from Millennium Technology Value Partners, L.P. and First Virtual’s secured lenders, and;

•	Final approval for a $2 million Debtor in Possession (DIP) credit facility to stabilize business during Chapter 11 reorganization.

“The Company has made great strides to date in its reorganization. First Virtual entered Chapter 11 with a letter of intent for the sale of its assets for $5 million, and the Company is now launching a competitive bidding process for restructuring proposals with a definitive agreement for more than $5.2 million in consideration,” reported CEO Jonathan Morgan. Pursuant to an asset purchase agreement executed on February 12, 2005, an investment partnership led by Millennium Technology Value Partners, L.P. a New York-based private equity fund, and the Company’s other secured lenders made a proposal for substantially all of the Company’s assets through a credit-bid of $5.2 million, $250,000 in cash and assumption of costs payable at closing.

“We recognize the value in the world-class product solutions that First Virtual develops, markets, and supports and we are prepared to assist the company through the DIP period as well as once First Virtual emerges from Chapter 11 reorganization,” said Tom Todaro, a Senior Advisor of Millennium Technology Value Partners, L.P.

“The Company expects a robust competitive process.” Morgan also confirmed. The order approved by the Bankruptcy Court requires that competing proposals for the company be submitted by February 21, 2005. A final determination will be made on February 28, 2005. The initial proposal by the Company’s secured lenders sets the baseline for the bidding process. Any subsequent offers must satisfy the conditions set forth in the Bankruptcy Court’s order in order to qualify for the auction.

Following interim approval of the DIP credit facility on January 26, 2005, the Company recalled 56 employees that had been furloughed at the beginning of January. Final approval allows the company to continue resumed operations as planned. CEO Jonathan Morgan commented, “The Company and its employees are committed to the business and it’s restructuring. We now have the appropriate resources and will continue to provide our next generation products and support to our installed-based customers, partners, and new prospects.”

About First Virtual Communications, Inc.

First Virtual Communications creates leading software products that enable interactive voice, video and data collaboration over IP-based networks. Through its products, First Virtual provides cost-effective, integrated end-to-end solutions for large-scale deployments from the desktop to the conference room. It also enables best-of-breed collaborative conferencing solutions to be extended to ISDN and ATM networks.

The company’s flagship product, Click to Meet™, provides a complete framework for delivering a new generation of video-enabled web collaboration applications. Click to Meet™ can be integrated seamlessly into popular enterprise messaging and collaboration environments such as Microsoft Exchange/Outlook and Windows Messenger as well as IBM Lotus Groupware Environments. First Virtual serves its customers through a worldwide network of resellers and partners. More information about First Virtual Communications can be found at www.fvc.com.

About Millennium Technology Value Partners, L.P.

Millennium Technology Value Partners, L.P., is a New York-based private equity fund formed in 2004 to pursue an innovative value-centric approach to venture capital and technology investing. Transactions range from secondary direct and limited partnership investments to corporate spin-offs of non-core assets to value-oriented public market investments. For additional information please visit www.mtvlp.com.

Cautionary Statement Regarding Forward-Looking Information and Other Matters
Statements made in this release which address activities, events or developments that we expect or anticipate may occur in the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the company’s current views with respect to current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to access working capital, including, but not limited to, the use of cash collateral or debtor-in-possession financing; the company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more transactions for the sale of the company’s assets or other change of control transactions under a plan or plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining the Bankruptcy Court’s approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain and maintain normal terms and relationships with vendors, service providers and employees; the company’s ability to maintain contracts that are critical to its operations; any adverse impact on us from the special investigation and restatement of previously announced financial results; any adverse impact arising from the delay in filing required periodic reports; the company’s potential inability to maintain business relationships with the company’s integrators, distributors and suppliers; and other risk factors set forth in the company Annual Report on Form 10-K for the year ended December 31, 2003 and in the company’s other public filings with the SEC, or in other filings made, from time to time, by the company with the Securities and Exchange Commission. The forward-looking statements speak only as of the date when made and the company does not undertake to update such statements.